Exhibit 99.1

indie Semiconductor Announces Expiration and Results of Exchange Offer and Consent Solicitation Relating to its Warrants

ALISO VIEJO, California, Oct. 23, 2023 (GLOBE NEWSWIRE) – indie Semiconductor, Inc. (NASDAQ: INDI) (“indie” or the “Company”), an Autotech solutions innovator, today announced the expiration and results of its previously announced exchange offer (the “Exchange Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding (i) public warrants to purchase shares of Class A common stock of the Company, par value $0.0001 per share (the “Class A common stock”), which warrants trade on The Nasdaq Capital Market under the symbol “INDIW” (the “public warrants”), and (ii) private placement warrants to purchase shares of Class A common stock (the “private placement warrants” and, together with the public warrants, the “warrants”). The Exchange Offer and Consent Solicitation expired at 11:59 p.m, Eastern Time, on October 20, 2023.

indie has been advised that 24,596,363 Warrants, or approximately 89.8% of the outstanding Warrants, were validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer and Consent Solicitation. indie expects to accept all validly tendered warrants for exchange and settlement on or before October 25, 2023.

In addition, pursuant to the Consent Solicitation, the Company received the approval of approximately 89.8% of the outstanding Warrants to the amendment to the warrant agreement governing the warrants (the “Amendment No. 2”), which exceeds a majority of the outstanding Warrants required to effect the Amendment No. 2. Amendment No. 2 would permit the Company to require that each Warrant that is outstanding upon settlement of the Exchange Offer be converted into 0.2565 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Exchange Offer.

indie expects to execute Amendment No. 2 concurrently with the settlement of the Exchange Offer, and thereafter, expects to exercise its right in accordance with the terms of Amendment No. 2, to exchange all remaining untendered Warrants for shares of Class A common stock, following which, no Warrants will remain outstanding.

The Company engaged BofA Securities as the dealer manager for the Offer and Consent Solicitation, D.F. King & Co., Inc. as the information agent for the Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company served as the exchange agent for the Offer and Consent Solicitation.

About indie

indie is empowering the Autotech revolution with next generation automotive semiconductors and software platforms. We focus on developing innovative, high-performance and energy-efficient technology for ADAS, user experience and electrification applications. Our mixed-signal SoCs enable edge sensors spanning Radar, LiDAR, Ultrasound, and Computer Vision, while our embedded system control, power management and interfacing solutions transform the in-cabin experience and accelerate increasingly automated and electrified vehicles. We are an approved vendor to Tier 1 partners and our solutions can be found in marquee automotive OEMs worldwide. Headquartered in Aliso Viejo, CA, indie has design centers and regional support offices across the United States, Canada, Argentina, Scotland, England, Germany, Hungary, Morocco, Israel, Japan, South Korea, Switzerland and China.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected timing of the Post-Offer Exchange. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to those described under the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4, filed September 22, 2023, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

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Source: indie Semiconductor